EXHIBIT 99.1

Consolidation Services Inc., Announces Definitive Agreement to Acquire Elkhorn Goldfields Inc and Montana Tunnels Mining Inc

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SOURCE Consolidation Services Inc.

LAS VEGAS, May 2, 2011 /PRNewswire/ -- Consolidation Services Inc. ("CNSV" or the "Company") (OTCBB: CNSV), announced today that it has, through its wholly owned subsidiary, CSI Resources Inc., entered into a definitive Stock Purchase Agreement ("SPA") to acquire Elkhorn Goldfields Inc ("EGI") and Montana Tunnels Mining Inc ("MTMI") from Elkhorn Goldfields LLC.

(Photo:  http://photos.prnewswire.com/prnh/20110502/LA92922)

The EGI Property has four known mineralized deposits – Golden Dream/Sourdough, Gold Hill, East Butte and Carmody. Due to the higher grade gold values identified, ore delineation drilling has been focused, to this point, on the Golden Dream Deposit. The Golden Dream Deposit currently has an underground mineable reserve of 1.2 million tons containing approximately 260,000 ounces of gold and 8.5 million pounds of copper. Commencing with the original discovery drill hole in 1984, approximately $40 million has been spent to delineate a 1.6 million oz gold resource on the EGI property.  EGI has focused on completing confirmation drilling, mine planning, metallurgical testing, scoping, and permitting work on its Golden Dream Deposit. The Golden Dream Deposit, subject to a $690 thousand bonding requirement, will be fully permitted and "shovel" ready.  The mine requires approximately six months of development and facilities construction prior to the start of production. An affiliate of EGI committed $7.5M of which $6M has already been funded.  The capital cost of developing the mine is $7.5 million, and work is slated to begin immediately. Ores from the mine will be hauled by truck to the MTMI mill complex and processed through a separate (and already constructed) 1,000 ton per day mill located within the MTMI 15,000-ton per day mill complex.  Production is planned for 750 tons per day. At full operation, the mine is expected to average approximately 60,000 ozs of gold production per year. The current mine life is 5 years according to the current mine plan. The deposit is open at depth and along strike and contains additional resources that could potentially extend the mine life of the deposit to up to 10 years. Three other deposits within the EGI property could potentially extend the overall life of the property from 15 to 20 years.

MTMI commenced production in 1987.  Over 98 million tons of ore have been mined containing 1.7 million oz of gold, 30.8 million oz of Silver, 545,000 tons of Zinc, and 200,700 tons of Lead, representing over $4 billion at current metal prices. The current plan at MTMI is to lay back the existing wall and develop the "M" Pit reserve. The proven and probable reserve within "M" Pit is 37.8 million tons of ore. With the exception of a bond posting, the mine is fully permitted and "shovel" ready for the re-start of production. In addition to the mine resources, there is existing infrastructure that would have a replacement cost in excess of $300 million including a 15,000-ton per day mill, mining equipment, office buildings, maintenance shops, etc. The mine has an expected operating life of 8 1/2 years from the "M" Pit alone and should average approximately 100,000 ozs of gold or gold equivalents production per year.

The Company disclosed in its Form 10K filed on April 15th, that it had entered into a non-binding and confidential Letter of Intent to acquire certain mining assets. The SPA reflects extensive due diligence and negotiations and thus memorializes the terms of that acquisition. The stock for stock purchase price has a face value of $350 million, which represents 90% of the Company's post closing enterprise value. If completed, the acquisition will represent a significant and material increase in current assets, cash on hand and revenue for CNSV.

Company President, Gary Kucher stated that: "Consummation of the transaction is anticipated to be in 45 to 60 days, however it is subject to the satisfactory completion of due diligence, certain shareholder approvals, an additional and separate 3rd party financing of approximately $7.5 million and other customary closing conditions."

A more comprehensive description of the transaction will be found in the Company's Form 8K to be filed promptly.

About CNSV:

Founded in 2007 and based in Las Vegas, Nevada, Consolidation Services Inc. is engaged in the acquisition, operation and development of domestic natural resources. Since formation and until the first quarter of 2010, the Company had primarily been focused on it mining operations in Tennessee. The Company currently owns oil and gas wells along with oil and gas mineral rights on approximately 13,500 acres in eastern Kentucky and Tennessee. Consolidation Services Inc. attempts to build shareholder value through the acquisition and development of domestic natural resources.

For more information, please visit: consolidation-services.net

About Elkhorn Goldfields LLC:

Elkhorn Goldfields LLC is a US domestic mining company engaged in the operation, exploration and development of mining properties containing gold and other precious and base metals primarily in Montana. Our mission is to safely, efficiently and profitably mine mineral ores for the benefit of our stakeholders, employees and community partners while maintaining harmony with our surroundings. Elkhorn Goldfield LLC's sole assets are EGI and MTMI, both which have proven substantial reserves of precious and base metals.

For more information, please visit: csi-resources.net

Forward Looking Statement:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and under the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements.  Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "potential", "estimate" and similar expressions are intended to identify forward-looking statements.  These statements relate to future events or to the Company's future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements.

Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity.  Such risks, uncertainties and other factors which could impact the Company and the forward-looking statements contained herein are included in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.